Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Medallion Financial Corp. on Form S-3 (filed on June 21, 2023) of our reports dated March 10, 2023 on (i) the consolidated financial statements of Medallion Financial Corp. and subsidiaries as of December 31, 2022 and 2021 and for each of the three years in the three-year period ended December 31, 2022 and (ii) the effectiveness of internal control over financial reporting as of December 31, 2022; all of which appear in the Annual Report on Form 10-K of Medallion Financial Corp. for the year ended December 31, 2022. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Mazars USA LLP

New York, New York

June 21, 2023